Exhibit 4.9

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 12, 2024, is made by and between Biora Therapeutics, Inc. (formerly known as Progenity, Inc.), a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 7, 2020, providing for the issuance of 7.25% Convertible Senior Notes due 2025 (the “Notes”), as supplemented by that certain First Supplemental Indenture, dated as of December 19, 2023;

WHEREAS, Section 8.02 of the Indenture provides that, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (and, in the case of an amendment, supplement or waiver that affects Notes that are not Affiliate Notes a majority in aggregate principal amount of all Notes then outstanding that are not Affiliate Notes), the Company and the Trustee may amend or supplement the Indenture or the Notes in accordance with such Section 8.02;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes and a majority in aggregate principal amount of all Notes outstanding that are not Affiliate Notes (the “Requisite Consent”) have validly tendered, and not withdrawn, their consents to the adoption of certain proposed amendments to the Indenture as set forth in Article I to this Supplemental Indenture (the “Proposed Amendments”) to be effectuated by this Supplemental Indenture in accordance with the provision of the Indenture, and the Company, having received the Requisite Consent for the Proposed Amendments for the Notes, desires to amend the Indenture as provided in this Supplemental Indenture only in respect to the Notes; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officer’s Certificate and Opinion of Counsel pursuant to Section 8.06 of the Indenture;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENTS
Section 1.01.
Amendment of Provisions. Section 3.09 of the Indenture is hereby amended to replace clause (C) thereof with the following “(C) 11.00%/13.00% Convertible Senior Secured Notes due 2028 of the Company (the “New Notes”) issued under the Indenture dated as of December 19, 2023, by and between the Company and GLAS Trust Company LLC, as trustee and collateral agent (as it may be amended or supplemented from time to time, the “New Notes Indenture”), together with any paid in kind interest thereon in accordance with the terms thereof” and replace clause (D) thereof with the following: “additional secured indebtedness that is permitted by Sections 3.09(A)-(E) (other than Section 3.09(B)(ii)) and Section 3.11 of the New Notes Indenture.”

ARTICLE II

MISCELLANEOUS PROVISIONS
Section 2.01.
Ratification and Incorporation of Indenture. As supplemented hereby, the Indenture is in all respects ratified and confirmed by the Company, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. Capitalized terms used herein for which no definition is provided herein shall have the meaning set forth in the Indenture.
Section 2.02.
Executed in Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 2.03.
Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 2.04.
Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 2.05.
Severability. In case any provision in this Supplemental Indenture or the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 2.06.
Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.07.
Requisite Consent. To the extent Requisite Consent is determined by a court of competent jurisdiction to have not been validly obtained in accordance with the Indenture or applicable laws, the Proposed Amendments shall not be deemed to have occurred.
Section 2.08.
Trustee’s Disclaimer. The recitals contained herein and the statements made in any Officer’s Certificate shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness, and none of the recitals contained herein or the statements made in any Officer’s Certificate are intended to or shall be construed as statements made or agreed to by the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the consequences of the Proposed Amendments provided herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

BIORA THERAPEUTICS, INC.

By: /s/ Eric d’Esparbes
Name: Eric d’Esparbes
Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to Supplemental Indenture]